Exhibit (i)(1)

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 WWW.ROPESGRAY.COM

September 29, 2008

ProShares Trust

7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProShares Trust, a Delaware statutory trust (the “Trust”), of shares of beneficial interest of ProShares Ultra QQQ®, ProShares Ultra Dow30SM, ProShares Ultra S&P500®, ProShares Ultra MidCap400, ProShares Ultra SmallCap600, ProShares Ultra Russell2000, ProShares Ultra Russell1000, Value ProShares Ultra Russell1000 Growth, ProShares Ultra Russell MidCap Value, ProShares Ultra Russell MidCap Growth, ProShares Ultra Russell2000 Value, ProShares Ultra Russell2000 Growth, ProShares Ultra Basic Materials, ProShares Ultra Consumer Goods, ProShares Ultra Consumer Services, ProShares Ultra Financials, ProShares Ultra Health Care, ProShares Ultra Industrials, ProShares Ultra Oil & Gas, ProShares Ultra Real Estate, ProShares Ultra Semiconductors, ProShares Ultra Technology, ProShares Ultra Telecommunications, ProShares Ultra Utilities, ProShares Short QQQ®, ProShares Short Dow30SM, ProShares Short S&P500®, ProShares Short MidCap400, ProShares Short SmallCap600, ProShares Short Russell2000, ProShares UltraShort QQQ®, ProShares UltraShort Dow30SM, ProShares UltraShort S&P500®, ProShares UltraShort MidCap400, ProShares UltraShort SmallCap600, ProShares UltraShort Russell2000, ProShares UltraShort Russell1000 Value, ProShares UltraShort Russell1000 Growth, ProShares UltraShort Russell MidCap Value, ProShares UltraShort Russell MidCap Growth, ProShares UltraShort Russell2000 Value, ProShares UltraShort Russell2000 Growth, ProShares Short Financials, ProShares Short Oil & Gas, ProShares UltraShort Basic Materials, ProShares UltraShort Consumer Goods, ProShares UltraShort Consumer Services, ProShares UltraShort Financials, ProShares UltraShort Health Care, ProShares UltraShort Industrials, ProShares UltraShort Oil & Gas, ProShares UltraShort Real Estate, ProShares UltraShort Semiconductors, ProShares UltraShort Technology, ProShares UltraShort Telecommunications, ProShares UltraShort Utilities, ProShares Short MSCI EAFE, ProShares Short MSCI Emerging Markets, ProShares UltraShort MSCI EAFE, ProShares UltraShort MSCI Emerging Markets, ProShares UltraShort FTSE/Xinhua China 25, ProShares UltraShort MSCI Japan, ProShares UltraShort Lehman 7-10 Year Treasury and ProShares UltraShort 20+ Year Treasury (collectively, the “Shares”) pursuant to post-effective amendment No. 10 on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware), its Agreement and Declaration of Trust, as amended, its By-Laws and such other documents as we deemed necessary for the purposes of this opinion. We assume that upon sale of the Shares by the Trust the Trust will receive the net asset value thereof.

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Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP